Filed Pursuant to Rule 433
Registration Nos. 333-172554 and 333-172554-01

OFFERING SUMMARY No. 2011—MTNDG0101 dated September 16, 2011 (To Product Supplement dated July 13, 2011, Prospectus Supplement dated May 12, 2011 and Prospectus dated May 12, 2011)

Citigroup Funding Inc. Medium-Term Notes, Series D
Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016

■ Quarterly interest payments

■ The per annum rate of interest payable on the notes will be equal to 3.25% for the first year and thereafter will be reset quarterly and will be equal to 3-month LIBOR plus 1.00%, but in no event will be less than the applicable minimum interest rate of 2.00% nor more than the applicable maximum interest rate of 6.00%, for any quarterly interest period

■ Term of approximately 5 years

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc. The notes will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Funding Inc. and/or Citigroup Inc. defaults on the notes.  The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Maximum Public Offering Price	$1,000.00	$
Maximum Underwriting Discount and Commission(1)	$10.00	$
Maximum Proceeds to Citigroup Funding Inc.	$990.00	$

(1)
Wells Fargo Securities, LLC will receive an underwriting discount and commission of 1.00% ($10.00) for each note sold in this offering. From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers, which may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission of 1.00% ($10.00) for each note they sell.  In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC.  If the notes were priced today, the underwriting discount and commission and structuring and development costs would total approximately $22.00 per $1,000 principal amount of notes. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the underwriting discount and commission and structuring and development costs exceed $30.00 per $1,000 principal amount of notes. See “Terms of the Notes—Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” on pages 5 and 10, respectively, of this offering summary for further information regarding how we may hedge our obligations under the notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup	Wells Fargo Securities

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Investment Description

The Notes Linked to 3-Month LIBOR due September      , 2016 (the “notes”) are senior unsecured obligations of Citigroup Funding Inc.  Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.  This offering summary represents a summary of the terms and conditions of the notes. It is important for you to consider the information contained in this offering summary, the accompanying product supplement and the related prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the notes set forth in the accompanying product supplement. All references to the “underlying benchmark” in the accompanying product supplement mean the “3-month LIBOR” for purposes of this offering summary.

The notes are senior unsecured notes issued as part of Citigroup Funding Inc.’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes.

You may access the product supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for July 13, 2011 and May 12, 2011 on the SEC Web site):

Product Supplement filed on July 13, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312511187654/d424b2.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

Investor Considerations

We have designed the notes for investors who:

¡	seek current income of a fixed 3.25% per annum for the first year and are willing to accept a floating interest rate thereafter;

¡
seek an investment with a per annum interest rate that will be reset quarterly after the first year and will be equal to 3-month LIBOR plus 1.00%, subject to the maximum interest rate of 6.00% per annum and the minimum interest rate of 2.00% per annum, for any quarterly interest period;

¡	understand that the interest rate on the notes will never be higher than 6.00% per annum regardless of how high 3-month LIBOR rises;

¡
understand that if 3-month LIBOR plus 1.00% is less than 6.00% per annum for any quarterly interest period after the first year, the cumulative interest rate for the year will be less than 6.00% per annum; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect interest rates to increase beyond the rates provided by the notes during the term of the notes;

¡	are unwilling to accept the credit risk of Citigroup Inc.; and

¡	prefer the certainty of investments with fixed coupons for the entire term of the investment and with comparable maturities issued by companies with comparable credit ratings.

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Terms of the Notes

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Issue Price:	$1,000 per note
Aggregate Principal Amount:	$
Stated Principal Amount:	$1,000 per note
Pricing Date:	September , 2011 (expected to price on or about September 27, 2011)
Issue Date:	September , 2011 (three business days after the pricing date)
Stated Maturity Date:
September     , 2016 (expected to be September 30, 2016).  If any payment relating to the notes is required to be made on the stated maturity date and the stated maturity date is not a business day, then such payment may be made on the next succeeding business day, which shall be known as the “effective maturity date,” with the same force and effect as if it had been made on the stated maturity date. No additional interest will accrue as a result of delayed payment.

Principal Due at Maturity:	Full principal amount due at maturity, subject to the credit risk of Citigroup Inc.
Quarterly Interest Payment:	The product of $1,000 and the applicable interest rate divided by 4.
Interest Rate:
From and including the issue date to but excluding September     , 2012 (expected to be September 30, 2012):

■ a fixed per annum rate of 3.25%.

From and including September     , 2012 (expected to be September 30, 2012), to but excluding the stated maturity date:

■ a floating rate equal to 3-month LIBOR determined on the determination date of the applicable interest period plus 1.00%, subject to a maximum interest rate of 6.00% per annum and a minimum interest rate of 2.00% per annum, for any interest period.

The “determination date” for an interest period will be the second London business day prior to the first day of such interest period.

“3-month LIBOR” will equal the rate for three-month U.S. dollar LIBOR appearing on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) for any relevant date at 11:00 a.m. (London time) on each London business day.  3-month LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

If a rate for three-month U.S. dollar LIBOR is not published on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) on any business day on which the rate for three-month U.S. dollar LIBOR is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “representative amount”) and for a term of three months as of 11:00 a.m. (London time) on such business day. If at least two such quotations are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the calculation agent will request each of three major banks in The City of New York to provide such bank’s rate to leading European banks for loans in U.S. dollars in a representative amount and for a term of three months as of approximately 11:00 a.m. (New York City time) on such business day. If at least two such rates are so provided, the rate for three-month U.S. dollar LIBOR will be the

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Terms of the Notes (Continued)

arithmetic mean of such rates. If fewer than two such rates are so provided or if the business day is not also a London business day, then the rate for three-month U.S. dollar LIBOR will be the three-month U.S. dollar LIBOR in effect at 11:00 a.m. (London time) on the immediately preceding business day.

Interest Payment Dates:
Quarterly on the           of each March, June, September and December (expected to be March 30, June 30, September 30 and December 30 respectively), beginning on December     , 2011 (expected to be December 30, 2011) and ending on the stated maturity date or, if applicable, the effective maturity date. Interest will be payable to the persons in whose names the notes are registered as of the close of business on the business day immediately preceding each interest payment date. If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Interest Period:	Each three-month period from and including an interest payment date to and including the day immediately preceding the next interest payment date.
Day Count Convention:	30/360 Unadjusted.
Payment at Maturity:
The principal payment at maturity per $1,000 note will equal:

■ $1,000 + any accrued or unpaid interest

In no event will the payment at maturity be less than $1,000, subject to the credit risk of Citigroup Inc.

Maximum Interest Rate:	6.00%
Minimum Interest Rate:	2.00%
Business Day:	Any day that in the City of New York is not a day on which banking institutions are authorized by law or regulation to close.
London Business Day:	Any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
No Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated August 1, 2005)
Calculation Agent:	Citigroup Global Markets Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Clearing and Settlement:	DTC
Risk Factors:	Please see “Risk Factors” beginning on page 7.
CUSIP:	1730T0NZ8

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Terms of the Notes (Continued)

ISIN:	US1730T0NZ83
Use of Proceeds and Hedging:
The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

We may hedge our obligations under the notes through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Risk Factors—The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes” in this offering summary, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying product supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus related to this offering.

Certain U.S. Federal Income Tax Considerations:
The notes will be treated as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (“QFR”) for U.S. federal income tax purposes.   Under applicable Treasury Regulations, solely for the purpose of determining any original issue discount (“OID”) on the notes, the initial fixed rate is converted to a QFR (the “substitute QFR”).  The substitute QFR must be such that the fair market value of the notes on the issue date is approximately the same as the fair market value of otherwise identical notes that provide for the substitute QFR (rather than the fixed rate) for the initial period.  In determining any OID on the notes, the notes must then be converted into “equivalent” fixed rate debt instruments by replacing each QFR provided under the terms of the notes (including the substituted QFR) with a fixed rate equal to the value of the QFR on the issue date of the notes.  Accordingly, depending on the result of this calculation as of the issue date of the notes, the notes may be issued with OID.

Qualified stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received (in accordance with the holder’s method of tax accounting).  If the notes are issued with OID, a U.S. holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. Upon the sale or other taxable disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition and such holder’s adjusted tax basis in such note.  A U.S. holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note and reduced by any payments other than qualified stated interest received by the holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to interest (or OID, if any) paid and amounts received on the sale, exchange or retirement of the notes, provided they fulfill certain certification requirements.  Special rules apply to non-U.S. holders who are present in the United States for 183 days or more in a taxable year or whose gain on the notes is effectively connected with the conduct of a U.S. trade or business.
Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement for more information.

ERISA and IRA Purchase Considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Terms of the Notes (Continued)

Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Please see the section entitled “ERISA Matters” in the accompanying product supplement related to this offering for more information.

Contact:	Clients may contact their local brokerage representative.

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Risk Factors

The notes offered by this offering summary are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, investors should consult their own financial, legal and tax advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the sections entitled “Risk Factors” in the accompanying product supplement and prospectus supplement related to this offering.

The Amount of Interest Payable on the Notes Will Vary.

Because 3-month LIBOR is a floating rate, the level of 3-month LIBOR will fluctuate. From and including September    , 2011 (expected to be September 30, 2011), to but excluding September    , 2012 (expected to be September 30, 2012), the notes will bear interest at a fixed per annum rate of 3.25%. From and including September    , 2012 (expected to be September 30, 2012) to but excluding the stated maturity date, the notes will bear interest during each quarterly interest period at the per annum rate equal to 3-month LIBOR determined on the second London business day prior to the first day of the applicable interest period plus 1.00%, subject to a maximum interest rate of 6.00% per annum and a minimum interest rate of 2.00% per annum, for any interest period. Furthermore, the per annum interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date even if 3-month LIBOR increases during that interest period.

The Interest Rate Applicable to the Notes Will Be Subject to a Maximum per Annum Rate.

From and including September    , 2012 (expected to be September 30, 2012), to but excluding the stated maturity date, the interest rate applicable to the notes cannot exceed 6.00% per annum for any quarterly interest period. This maximum interest rate will limit the amount of interest you may be paid on the notes to a maximum of $15.00 per note per quarterly interest period. As a result, if 3-month LIBOR applicable to any interest period is greater than 5.00% (taking into account that 1.00% will be added to 3-month LIBOR on the applicable determination date), the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum per annum interest rate.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity.

Due to the fact that the notes will initially bear interest at a fixed rate and then subsequently at a floating rate, the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

Secondary Market Sales of the Notes May Result in a Loss of Principal.

You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes.

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than You Originally Invest.

Numerous factors will influence the value of the notes in the secondary market and the price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to purchase or sell the notes in the secondary market, including:  the supply and demand for the notes, the level and volatility of 3-month LIBOR, interest rates in the market, the time remaining to maturity of the notes, hedging activities by our affiliates or affiliates of Wells Fargo Securities, LLC, fees and projected hedging fees, and any actual or anticipated

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Risk Factors (Continued)

changes in the credit ratings, financial condition and results of Citigroup Funding Inc. and Citigroup Inc. As a result, the market value of the notes will vary and may be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution of the notes and structuring and development costs received by Wells Fargo Securities, LLC. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our affiliates and affiliates of Wells Fargo Securities, LLC expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the preceding risk factor. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transaction costs.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop.

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Although Wells Fargo Securities, LLC may purchase the notes from you, it is not obligated to do so and is not required to and does not intend to make a market for the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity, and this may reduce the price you receive. Because we do not expect that any market makers will participate significantly in the secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which Wells Fargo Securities, LLC is willing to buy your notes. If, at any time, Wells Fargo Securities, LLC were not to purchase the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold the notes to maturity.

The Historical Performance of 3-Month LIBOR Is Not an Indication of Its Future Performance.

The historical performance of 3-month LIBOR should not be taken as an indication of the future performance of 3-month LIBOR during the term of the notes. Changes in the level of 3-month LIBOR will affect the trading price of the notes, but it is impossible to predict whether the level of 3-month LIBOR will rise or fall.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes.

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine 3-month LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the calculation of 3-month LIBOR in the event of the unavailability of the three-month U.S. dollar LIBOR rate, may adversely affect the interest payments to you.

Citigroup Funding Inc.’s Hedging and Trading Activity Could Result in a Conflict of Interest.

We may hedge our obligations under the notes through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon 3-month LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC, have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which the hedging counterparty or its affiliates, including Wells Fargo Securities, LLC, may be willing  to purchase your notes in the secondary market.  Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss.  It is possible that our

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Risk Factors (Continued)

affiliates and affiliates of Wells Fargo Securities, LLC may profit from the hedging activity even if the market value of the notes declines.

You Will Have No Rights Against the Publishers of 3-Month LIBOR.

You will have no rights against the publishers of 3-month LIBOR even though the amount you receive on an interest payment date will depend upon the level of 3-month LIBOR. The publishers of 3-month LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying product supplement and “Risk Factors” in the related prospectus supplement. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated August 26, 2011, Wells Fargo Securities, LLC, acting as principal, will purchase the notes from Citigroup Funding Inc. Wells Fargo Securities, LLC proposes to offer the notes directly to investors at the offering price set forth on the cover page of this offering summary and to other securities dealers. Such securities dealers may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC and will receive a fixed selling commission of 1.00% ($10.00) for each note they sell.

If the notes were priced today, the underwriting discount and commission and the structuring and development costs would total approximately $22.00 per $1,000 principal amount of notes. The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the underwriting discount and commission and the structuring and development costs exceed $30.00 per $1,000 principal amount of notes.

The public offering price of the notes includes the underwriting discount and commission and the structuring and development costs described above and the estimated cost of hedging our obligations under the notes. We may hedge our obligations under the notes through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Risk Factors—The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes” and “Terms of the Notes—Use of Proceeds and Hedging” in this offering summary.

This offering document and the accompanying product supplement, prospectus supplement and prospectus may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the notes. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Funding Inc., Citigroup Inc., Wells Fargo Securities, LLC or any broker-dealer affiliates of any of them that would permit a public offering of the notes or possession or distribution of this offering document, the accompanying product supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this offering document and the accompanying product supplement, prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Funding Inc., Citigroup Inc., Wells Fargo Securities, LLC or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Funding Inc.’s Series D Medium-Term Notes program and the related offer of the notes and the sale of the notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the notes been requested on any stock market in Argentina.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, this offering document and the accompanying product supplement, prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this offering document or the accompanying product supplement,

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Supplemental Plan of Distribution (Continued)

prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Non-Callable Fixed to Floating Rate Notes Notes Linked to 3-Month LIBOR due September , 2016
Historical LIBOR Information

The following table sets forth, for each of the periods indicated, the high, low and end-of-period levels of 3-month LIBOR obtained from Bloomberg Financial Markets, without independent verification. On September 15, 2011, 3-month LIBOR was 0.3502%.  The historical 3-month LIBOR set forth below should not be taken as an indication of 3 month-LIBOR in the future.

	High	Low	Last
2006
First Quarter	5.0000%	4.5406%	5.0000%
Second Quarter	5.5081%	5.0000%	5.4806%
Third Quarter	5.5200%	5.3638%	5.3700%
Fourth Quarter	5.3800%	5.3500%	5.3600%
2007
First Quarter	5.3603%	5.3300%	5.3500%
Second Quarter	5.3600%	5.3500%	5.3600%
Third Quarter	5.7250%	5.1981%	5.2288%
Fourth Quarter	5.2531%	4.7025%	4.7025%
2008
First Quarter	4.6806%	2.5419%	2.6881%
Second Quarter	2.9200%	2.6381%	2.7831%
Third Quarter	4.0525%	2.7850%	4.0525%
Fourth Quarter	4.8188%	1.4250%	1.4250%
2009
First Quarter	1.4213%	1.0825%	1.1919%
Second Quarter	1.1769%	0.5950%	0.5950%
Third Quarter	0.5875%	0.2825%	0.2869%
Fourth Quarter	0.2844%	0.2488%	0.2506%
2010
First Quarter	0.2915%	0.2488%	0.2915%
Second Quarter	0.5393%	0.2915%	0.5339%
Third Quarter	0.5336%	0.2894%	0.2900%
Fourth Quarter	0.3038%	0.2844%	0.3031%
2011
First Quarter	0.3140%	0.3028%	0.3030%
Second Quarter	0.3010%	0.2450%	0.2458%
July 1, 2011 to September 15, 2011	0.3502%	0.2458%	0.3502%

The following graph sets forth 3-month LIBOR for each day in the period from January 3, 2006 through September 15, 2011.